Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Waddell & Reed Financial, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Waddell & Reed Financial, Inc. of our reports dated February 21, 2020 with respect to the consolidated balance sheets of Waddell & Reed Financial, Inc. as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Waddell & Reed Financial, Inc.

/s/ KPMG LLP

Kansas City, Missouri May 4, 2020